EXHIBIT 10.15
VITAL ENERGY, INC.
CHANGE IN CONTROL
EXECUTIVE SEVERANCE PLAN
Effective November 9, 2011
As Amended June 21, 2015, December 14, 2015,
September 9, 2016 and January 9, 2023

INTRODUCTION
The purpose of the Plan is to enable Vital Energy, Inc. (the “Company,” together with its subsidiaries, the “Employer”) to offer certain protections to employees if their employment with the Employer is terminated by the Employer without Cause or by the Participant for Good Reason in connection with a Change in Control. Accordingly, to accomplish this purpose, the Board has adopted the Plan, effective as of November 9, 2011 (the “Effective Date”).
Unless otherwise expressly provided in Section 2.3 or unless otherwise agreed to between the Employer and a Participant on or after the date hereof, Participants covered by the Plan shall not be eligible to participate in any other severance or termination plan, policy or practice of the Employer that would otherwise apply under the circumstances described herein. The Plan is intended to constitute a “top hat” plan under ERISA for the benefit of a select group of highly compensated or management employees. Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Article I.
ARTICLE I
DEFINITIONS
For purposes of the Plan, capitalized terms and phrases used herein shall have the meanings ascribed in this Article.

“Accounting Firm” shall have the meaning set forth in Section 2.6 below.
“Applicable Percentage” shall mean (i) for the Company’s Chief Executive Officer, 300%, (ii) for the Company’s other executive officers as determined by the Board, other than the Chief Executive Officer, 200%, and (iii) for any employee who has a title of “Vice President” or as determined by the Board that is not otherwise described in clauses (i) or (ii) of this definition, 100%.
“Base Salary” shall mean a Participant’s annual base compensation rate for services paid by the Employer to the Participant at the time immediately prior to the Participant’s termination of employment, as reflected in the Employer’s payroll records. Base Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified or non-qualified plan, any group medical, dental or other welfare benefit plan, non-cash compensation or any other additional compensation.

“Board” shall mean the Board of Directors of the Company.

“Bonus Target” shall mean (i) for the Company’s Chief Executive Officer, the sum of 300% of such officer’s target annual bonus plus the prorated amount of such target annual bonus for the fiscal year in which either the Change in Control occurs or the Participant’s termination of employment occurs, whichever is greater, (ii) for the Company’s Executive Vice Presidents or Senior Vice Presidents, the sum of 200% of such officer’s target annual bonus plus the prorated amount of such target annual bonus for the fiscal year in which either the Change in Control occurs or the Participant’s termination of employment occurs, whichever is greater, and (iii) for the Company’s other officers with a title of “Vice President” and not otherwise described in clauses (i) or (ii) of this definition, the sum of 200% of such officer’s target annual bonus plus the prorated amount of such target annual bonus for the fiscal year in which either the Change in Control occurs or the Participant’s termination of employment occurs, whichever is greater, as set forth under the Participant’s individual employment agreement with the Employer or in any written bonus plan, program or arrangement approved by the Board or the Compensation Committee of the Board.

“Cause” shall have the meaning in a Participant’s employment or similar services agreement, or if none (or in the absence of any definition of “Cause” contained in such an agreement), (i) the Participant’s commission of, conviction for, plea of guilty or nolo contendere to a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud, (ii) the Participant’s conduct that results in or is reasonably likely to result in harm to the reputation or business of the Employer or any of its affiliates in any material way, (iii) the Participant’s failure to perform duties as reasonably directed by the Employer or the Participant’s material violation of any rule, regulation, policy or plan for the conduct of any service provider to the Employer or its affiliates or its or their business (which, if curable, is not cured within 5 days after notice thereof is provided to the Participant) or (iv) the Participant’s gross negligence, willful malfeasance or material act of disloyalty with respect to the Employer or its affiliates (which, if curable, is not cured within 5 days after notice thereof is provided to the Participant). Any determination of whether Cause exists shall be made by the Committee in its sole discretion.

“Change in Control” shall have the meaning set forth in the Vital Energy, Inc. 2011 Omnibus Equity Incentive Plan, as amended from time to time.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Code Section 409A” shall mean Section 409A of the Code together with the treasury regulations and other official published guidance promulgated thereunder.

“Committee” shall mean the Compensation Committee of the Board or such other committee appointed by the Board from time to time to administer the Plan.

“Company” shall have the meaning set forth in the Introduction above.

“Continuation Period” shall mean a period commencing on the date of a Participant’s termination of employment until the earliest of: (A) eighteen (18) months following the date of termination; (B) the date the Participant becomes eligible for coverage under the health insurance plan of a subsequent employer; or (C) the date the Participant or the Participant’s eligible dependents, as the case may be, cease to be eligible under COBRA.

“Continued Health Coverage” shall mean the benefit set forth in Section 2.2(b) below.

“Delay Period” shall mean the period commencing on the date the Participant incurs a Separation from Service from the Employer until the earlier of (A) the six (6)-month anniversary of the date of such Separation from Service and (B) the date of the Participant’s death.

“Disability” shall mean a Participant’s disability that would qualify as such under the Employer’s long-term disability plan without regard to any waiting periods set forth in such plan.

“Effective Date” shall have the meaning set forth in the Introduction above.

“Employer” shall have the meaning set forth in the Introduction above.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Good Reason” shall have the meaning in a Participant’s employment or similar services agreement, or if none (or in the absence of any definition of “Good Reason” contained in such an agreement), shall mean the occurrence of any of the following events on or following a Change in Control without the Participant’s express written consent, provided, that, the Participant gives notice to the Employer of the Good Reason event within ninety (90) days after the initial occurrence of the Good Reason event and such event is not fully corrected in all material respects by the Employer within thirty (30) days following receipt of the Participant’s written notification: (a) a material diminution in the Participant’s (i) title, (ii) authority, (iii) duties or responsibilities, or (iv) Base Salary (other than in connection with a diminution of base salaries to similarly situated employees), (b) a relocation of the Participant’s principal business location to an area outside a 50 mile radius of the Participant’s principal business location immediately prior to the Change in Control, or (c) the Employer’s failure to pay amounts to the Participant when due.

“Net After Tax Benefit” shall have the meaning set forth in Section 2.6 below.

“Participant” shall mean any individual with the title of Vice President or above and any individual that is designated in writing by the Board or the Committee for participation in the Plan.

“Plan” shall mean the Vital Energy, Inc. Change in Control Executive Severance Plan.

“Plan Administrator” shall have the meaning set forth in Section 4.1 below.

“Qualifying Event” shall have the meaning set forth in Section 2.1 below.

“Release” shall mean the general release of claims contemplated by Section 2.5 below.

“Separation from Service” shall mean termination of a Participant’s employment with the Employer, provided, that, such termination constitutes a separation from service within the meaning of Code Section 409A and the default presumptions set forth in the Treasury Regulations promulgated under Code Section 409A. All references in the Plan to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

“Severance Benefits” shall mean collectively, the Severance Payments and the Continued Health Coverage.

“Severance Payments” shall mean the payments set forth in Section 2.2(a) below.
“Specified Employee” shall mean a Participant who, as of the date of his or her Separation from Service, is deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Employer from time to time in accordance therewith, or if none, the default methodology set forth therein.

“Underpayment” shall have the meaning set forth in Section 2.6 below.

ARTICLE II
SEVERANCE BENEFITS
2.1 Eligibility for Severance Benefits.
(a) Qualifying Event for Participants. In the event that during the period commencing on the date of the consummation of a Change in Control and ending eighteen (18) months thereafter, the employment of a Participant is terminated by the Employer without Cause or by the Participant for Good Reason (each a “Qualifying Event”), then the Employer shall pay or provide the Participant with the Severance Benefits.
(b) Non-Qualifying Events. A Participant shall not be entitled to Severance Benefits under the Plan if the Participant’s employment is terminated for any reason other than a Qualifying Event, including, without limitation, (i) by the Employer for Cause, (ii) by the Participant for any reason other than for Good Reason, or (iii) on account of the Participant’s death or Disability.

2.2 Amount of Severance Benefits. Unless otherwise determined by the Committee at the time of termination, in the event that a Participant becomes entitled to benefits pursuant to Section 2.1 hereof, the Employer shall pay or provide the Participant with the Severance Benefits as follows:
(a) Severance Payment. Subject to the provisions of Sections 2.3 through 2.7, the Employer shall pay to the Participant the sum of (x) the product of the Applicable Percentage multiplied by the Participant’s Base Salary and (y) the Participant’s Bonus Target, if any. Any such Severance Payment shall be payable in a lump sum on the first payroll after the sixtieth (60th) day following a Qualifying Event, so long as the conditions therefor have been fully satisfied.
(b) Continued Health Coverage. Subject to the provisions of Sections 2.3 through 2.7, and subject to a timely election pursuant to COBRA by a Participant, during the applicable Continuation Period the Company shall pay the full cost for continued coverage pursuant to COBRA, for the Participant and the Participant’s eligible dependents, under the Employer’s group health plans in which the Participant participated immediately prior to the date of termination of the Participant’s employment. Following the applicable Continuation Period, the Participant shall be entitled to such continued coverage for the remainder of the COBRA period on a full self-pay basis to the extent eligible under COBRA. For the avoidance of doubt, nothing in this Plan shall prohibit the Employer from amending or terminating any group health plan. Notwithstanding anything in this Plan to the contrary, in the event that the payment of amounts payable hereunder this clause (b) shall result in adverse tax consequences under Chapter 100 of the Code, Code Section 4980D or otherwise to the Employer, the parties shall undertake commercially reasonable efforts to restructure such benefit in an economically equivalent manner to avoid the imposition of such taxes on the Employer, provided, however, that, should the Employer’s auditors determine in good faith that no such alternative arrangement is achievable, the Participant shall not be entitled to his rights to payment under this clause (b). Further, the Employer’s and the Participant shall undertake commercially reasonable efforts to structure the benefits under this clause (b) in a manner that is most tax efficient for the parties (i.e., on an after-tax basis), although neither the Employer nor any of its employees, directors, managers, board members, affiliates, parents, stakeholders, equityholders, agents, successors, predecessors or related parties guarantees the tax treatment of any benefit under this clause (b) and no such party shall have liability to the Participant or his beneficiaries with respect to the taxation of such benefits or amounts payable in respect thereof.
2.3 No Other Entitlements. Participants hereunder shall not be entitled to severance amounts under any other plan, program or policy of the Employer and any amounts required to be paid to Participant as a matter of law or contract shall offset amounts payable hereunder in a manner that does not result in adverse tax consequences to the Participant under Code Section 409A as determined by the Plan Administrator.
2.4 No Duty to Mitigate/Set-off. No Participant entitled to receive Severance Benefits hereunder shall be required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Employer pursuant to the Plan and, except as provided in Sections 2.2(b) hereof, there shall be no offset against any amounts due to the Participant under the Plan on account of any remuneration attributable to any subsequent employment that the Participant may obtain or otherwise. The amounts payable hereunder may be subject to setoff, counterclaim, recoupment, defense or other right which the Employer may have against the Participant, except as the Plan Administrator determines would result in adverse tax consequences to the Participant under Code Section 409A.
2.5 Release Required. Any amounts payable pursuant to the Plan shall be conditioned upon the Participant’s execution and non-revocation, within sixty (60) days following the effective date of termination, of a general release of claims against the Employer, its affiliates, and related parties thereto, in a form reasonably satisfactory to the Employer. The Employer shall provide the release to the Participant within five (5) calendar days following the Participant’s date of termination. The Release will contain customary carveouts for the payment of consideration payable hereunder (which shall serve as consideration for such Release), vested benefits under the Employer’s qualified plans, directors’ and officers’ insurance and indemnification and such other carveouts as the Plan Administrator determines in its sole and absolute discretion. In the event that the Release is not executed or is revoked by the Participant in accordance with its terms, and benefits have been provided by the Employer to the Participant (including, without limitation, benefits under Section 2.2(b), the Participant shall be required (and the Employer will be entitled to setoff amounts owed to Participant) to immediately reimburse the Employer for the cost of benefits provided to Participant and his/her beneficiaries thereunder as reasonably determined by the Plan Administrator.

2.6 Code Section 280G. Notwithstanding any other provision of this Plan or any other agreement to which the Participant is a party to the contrary, if payments made pursuant to this Plan (when taken together with other payments to such Participant) are considered “excess parachute payments” under Section 280G of the Code, then such excess parachute payments plus any other payments made by the Employer and its affiliates to such Participant which are considered excess parachute payments shall be limited (cash first then stock compensation) to the greatest amount which may be paid to such Participant under Section 280G of the Code without causing any loss of deduction to the Employer under such Code Section, but only if, by reason of such reduction, the “Net After Tax Benefit” (as defined below) to the Participant shall exceed the net after tax benefit if such reduction was not made. “Net After Tax Benefit” for purposes of this Plan shall mean the sum of (i) the total amounts payable to the Participant under this Plan, plus (ii) all other payments and benefits which the Executive receives or then is entitled to receive from the Employer and its affiliates that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, less (iii) the amount of federal and state income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based upon the rate in effect for such year as set forth in the Code at the time of termination of the Participant’s employment), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code. The determination of whether payments would be considered excess parachute payments and the calculation of all the amounts referred to in this Plan shall be made by the Employer’s regular independent accounting firm at the expense of the Employer (the “Accounting Firm”), which shall provide detailed supporting calculations. Any determination by the Accounting Firm shall be binding upon the Employer and the Participants. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that payments to which Participant was entitled, but that he or she did not receive pursuant to this Section, could have been made without the imposition of the excise tax imposed by Section 4999 of the Code (“Underpayment”). In such event, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Participant.
2.7 Restrictive Covenants. As a condition for the eligibility for the Severance Benefits hereunder, to the extent not already done, each Participant hereby agrees to execute the Vital Energy, Inc. Confidentiality, Non-Disparagement and Non-Solicitation Agreement, substantially in the form attached hereto as Annex A.
ARTICLE III
UNFUNDED PLAN; ERISA

3.1 Unfunded Status. The Plan shall be “unfunded” for the purposes of ERISA and the Code and Severance Payments shall be paid out of the general assets of the Employer as and when Severance Payments are payable under the Plan. All Participants shall be solely unsecured general creditors of the Employer. If the Employer decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of the Severance Payments payable hereunder, or if the Employer decides in its sole discretion to fund a trust under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.
3.2 ERISA. The Plan is intended to constitute a “top hat” plan under ERISA for the benefit of a select group of highly compensated or management employees.
ARTICLE IV
ADMINISTRATION OF THE PLAN

4.1 Plan Administrator. The general administration of the Plan on behalf of the Employer shall be placed with the Committee, or if none the Board (the “Plan Administrator”).
4.2 Reimbursement of Expenses of Plan Administrator. The Employer may, in its sole discretion, pay or reimburse the members of the Plan Administrator for all reasonable expenses incurred in connection with their duties hereunder, including, without limitation, expenses of outside legal counsel.
4.3 Retention of Professional Assistance. The Plan Administrator may employ such legal counsel, accountants and other persons as may be reasonably required in carrying out its work in connection with the Plan.
4.4 Books and Records. The Plan Administrator shall maintain such books and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.
4.5 Indemnification. The Plan Administrator and its members shall not be liable for any action or determination made in good faith with respect to the Plan. The Employer shall, to the fullest extent permitted by law, indemnify and hold harmless each member of the Plan Administrator for liabilities or expenses they and each of them incur in carrying out their respective duties under the Plan, other than for any liabilities or expenses arising out of such individual’s willful misconduct or fraud.
ARTICLE V
AMENDMENT AND TERMINATION

The Employer reserves the right to amend or terminate, in whole or in part, any or all of the provisions of the Plan by action of the Board (or a duly authorized committee thereof) at any time. The Plan shall automatically terminate on the eighteen month anniversary following the first Change in Control to occur hereunder, provided, that, in no event shall any amendment reducing the Severance Benefits provided hereunder or any Plan termination be effective prior to the twelve (12) month anniversary of the Effective Date, and further provided that the Employer shall not amend or terminate the Plan at any time after (i) the occurrence of a Change in Control or (ii) the date the Employer enters into a definitive agreement which, if consummated, would result in a Change in Control, unless the potential Change in Control is abandoned (as publicly announced by the Employer), and in either case until eighteen (18) months after the occurrence of a Change in Control, provided, that, all Severance Benefits under the Plan have been paid.
ARTICLE VI
SUCCESSORS

For purposes of the Plan, the Employer shall include any and all successors or assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Employer (or its members, as the case may be) and such successors and assignees shall perform the Employer’s obligations under the Plan, in the same manner and to the same extent that the Employer would be required to perform if no such succession or assignment had taken place. In the event the surviving corporation in any transaction to which the Employer is a party is a subsidiary of another corporation, then the ultimate parent corporation of such surviving corporation shall cause the surviving corporation to perform the Plan in the same manner and to the same extent that the Employer would be required to perform if no such succession or assignment had taken place. In such event, the term “Employer,” as used in the Plan, shall mean the Employer, as hereinbefore defined and any successor or assignee (including the ultimate parent corporation) to the business or assets which by reason hereof becomes bound by the terms and provisions of the Plan.
ARTICLE VII
MISCELLANEOUS
7.1 Minors and Incompetents. If the Plan Administrator shall find that any person to whom Severance Benefits are payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any Severance Benefits due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, child, parent, or brother or sister, or to any person deemed by the Plan Administrator to have incurred expense for such person otherwise entitled to the Benefits, in such manner and proportions as the Plan Administrator may determine in its sole discretion. Any such Severance Benefits shall be a complete discharge of the liabilities of the Employer, the Plan Administrator and the Board under the Plan.

7.2 Limitation of Rights. Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Employer as an employee in any other capacity or to interfere with the Employer’s right to discharge him or her at any time for any reason whatsoever.
7.3 Payment Not Salary. Any Severance Benefits payable under the Plan shall not be deemed salary or other compensation to the Participant for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Employer maintained for the benefit of its employees, unless such plan or arrangement provides otherwise.
7.4 Severability. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision never existed.
7.5 Withholding. The Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan. In lieu thereof, the Company and/or the Employer shall have the right to withhold the amounts of such taxes from any other sums due or to become due from the Company and/or the Employer to the Participant upon such terms and conditions as the Plan Administrator may prescribe.
7.6 Non-Alienation of Benefits. The Severance Benefits payable under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any Severance Benefits to be so subjected shall not be recognized.
7.7 Governing Law. To the extent legally required, the Code and ERISA shall govern the Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Employer reserves the right to retroactively amend the Plan to comply therewith. To the extent not governed by the Code and ERISA, the Plan shall be governed by the laws of the State of Oklahoma without reference to rules relating to conflicts of law.
7.8 Code Section 409A.
(a) General. Neither the Employer nor any employee, director, manager, board member, affiliate, parent, stakeholder, equityholder, agent, successor, predecessor or related party makes a guarantee with respect to the tax treatment of payments hereunder and no such party shall be responsible in any event with regard to non-compliance with or failure to be exempt from Code Section 409A. The Plan is intended to either comply with, or be exempt from, the requirements of Code Section 409A. To the extent that the Plan is not exempt from the requirements of Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall the Employer be liable for any additional tax, interest or penalty that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A.
(b) Separation from Service; Specified Employees. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service. If a Participant is deemed on the date of termination to be a Specified Employee, then with regard to any payment hereunder that is nonqualified deferred compensation subject to Section 409A and that is specified as subject to this Section, such payment shall be delayed and not be made prior to the expiration of the Delay Period. All payments delayed pursuant to this Section 7.8(b) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid to the Participant in a single lump sum on the first payroll date on or following the first day following the expiration of the Delay Period, and any remaining payments and benefits due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.
7.9 Non-Exclusivity. The adoption of the Plan shall not be construed as creating any limitations on the power of the Employer to adopt such other termination or benefits arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.
7.10 Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.
7.11 Gender and Number. Whenever used in the Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.
7.12 Communications. All announcements, notices and other communications regarding the Plan will be made by the Employer in writing. The Plan Administrator keeps records of the Plan and is responsible for the administration of the Plan. The Plan Administrator will also answer any questions a Participant may have about the Plan. Service of legal process may be made upon the Plan Administrator (at the address above) or the Company’s General Counsel.
No individual may, in any case, become entitled to additional benefits or other rights under the Plan after the Plan is terminated. Under no circumstances, will any benefit under the Plan ever vest or become nonforfeitable.
Adopted by the Board: November 9, 2011

Amended by the Board: June 21, 2015
Amended by the Board: November 14, 2015
Amended by the Board: September 9, 2016
Amended by the Board: January 9, 2023

ANNEX A
VITAL ENERGY, INC.
Confidentiality, Non-Disparagement and Non-Solicitation Agreement
As an employee (“Employee”) of Vital Energy, Inc. or any of its subsidiaries or affiliates (collectively the “Company”), you acknowledge that the Company's business and services are highly specialized and that in the course of your employment you will be privy to certain business opportunities, geological and geophysical data, well and lease files, economic projections, and other documents and information regarding the Company's methods of operation, oil and gas exploration, production and prospects, and financial matters, all of which are highly confidential and constitute proprietary confidential information and trade secrets (“Confidential Information”). You further acknowledge that you have had or will have access to Confidential Information belonging to the Company, the loss of which by the Company cannot be adequately compensated by damages in an action at law. For purposes of this Agreement, "Confidential Information" includes both information disclosed to Employee by the Company and information developed by Employee in the course employment with the Company. In consideration of these premises, Employee agrees:
1. Use or Disclosure Prohibited. During the term of Employee's employment with the Company and following the voluntary or involuntary termination of Employee's employment with the Company for any reason, Employee shall not use for any purpose or disclose, directly or indirectly, to any person or entity, all or any part of the Confidential Information acquired by Employee during the course of employment with the Company.
2. Company Records. Employee shall not, directly or indirectly, copy, take, or remove from the Company's premises, any of the Company's books, records, geological or geophysical data, or other documents or materials (collectively “Company Records”) and Employee agrees, upon request by the Company, to promptly return all Company Records which may be in his or her possession. “Company Records” shall include all geological and geophysical reports and related data such as maps, charts, logs, seismographs, seismic records, calculations, summaries, memoranda or opinions relating to such geophysical or geological data, production records, electric logs, core data, pressure data, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any other documents relating to the business of the Company, and all copies thereof.
3. Non-Disparagement. During Employee’s employment with the Company and following any termination of employment with the Company for any reason whatsoever, the Employee agrees not to disparage, either orally or in writing, any of the Company or any of alliliates, business, services or practices, or its directors, managers, officers, stockholders, members, or employees.

4. Non-Solicitation. During the period ending one (1) year from termination of Employee’s employment for any reason, Employee shall not recruit, directly solicit the employment or services of, or induce employees of the Company to terminate their employment with the Company; provided, that nothing herein shall prohibit a general solicitation through the use of written or electronic media so long as any such solicitation is not structured to specifically target a Company employee.
5. Company Opportunities. Employee acknowledges that Employee owes a duty of loyalty to Company with respect to business opportunities of which Employee becomes aware while employed by Employer.
6. Employee Representation and Future Notification. Employee represents that his or her employment with the Company will not require the use of confidential or proprietary information in violation of any confidentiality, non-competition or similar agreement Employee may have entered into with a previous employer or other party or otherwise violate the provisions of any such agreement(s) in any manner. Should Employee no longer be employed by the Company, Employee agrees to advise his or her future employers of the restrictions contained in this Agreement and authorizes the Company to notify others, including Employee's future employers, of Employee’s obligations under this Agreement.
7. Remedies. The Employee acknowledges that money damages would not be sufficient remedy for Employee’s breach of this Agreement and the Company shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Agreement, but shall be in addition to all remedies available to the Company at law or in equity, including the recovery of money damages from the Employee.
8. Not an Employment Contract. This Agreement is not a contract of employment. Unless Employee has a separate written employment contract, Employee shall be deemed an employee-at-will.
9. Severability. The provisions of this Agreement shall be deemed to be severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any other provision.
DATED as of this day of , 202_.

VITAL ENERGY, INC.	EMPLOYEE

Name: